Exhibit 10.03

SECOND AMENDMENT TO OFFICE LEASE

THIS SECOND AMENDMENT TO OFFICE LEASE ("Second Amendment") is made this 20th day of March, 2014, between F. P. ROCKVILLE II LIMITED PARTNERSHIP, a Maryland limited partnership ("Landlord"), and CHOICE HOTELS INTERNATIONAL SERVICES CORP., a Delaware corporation ("Tenant").

RECITALS

A.Landlord and Tenant entered into that certain written Office Lease dated July 11, 2011 (as amended by the Certificate of Rent Commencement and First Amendment to Office Lease dated February 25, 2014, the "Lease") for certain premises as specifically described in the Lease (the "Leased Premises") to be located in the building known as Rockville Metro Plaza II, One Choice Hotels Circle, Rockville, Maryland (the "Building").

B.    Under current applicable law, Landlord may be entitled to certain tax credits under (i) Section 52-18Q of the Montgomery County Code ("Property tax credit — energy and environmental design" or "LEED Credits") and (ii) Section 52-75 – 52-80 of the Montgomery County Code (the "Brownfields Property Tax Credit" or "Brownfields Credits").

C.Section 5(c)(i)(b)(iii) of the Lease includes the following language: "In the event Tenant obtains jurisdictional incentives or tax abatements that accrue fully or partially to the benefit of the Building or Landlord as a direct result of Tenant's incentive agreements with the State of Maryland, Montgomery County and/or City of Rockville with respect to this Lease, then 100% of said incentives or abatements shall be credited to Tenant in a manner reasonably acceptable to Tenant." Under current applicable law, Tenant may be entitled to certain jurisdictional incentives, or tax credits or abatements pursuant to Sections 52-69 – 52-74 of the Montgomery County Code (the "New Jobs Tax Credit and Enhanced New Jobs Tax Credit" or "NJTC").

D.In connection with Tenant’s decision to enter into the Lease, it relied on the availability of the NJTC.

E.    Tenant has applied to the appropriate authorities to confirm its eligibility to receive the NJTC (the "Tenant’s Application"), and, as of the date hereof, Tenant has not yet received any portion of the New Jobs Tax Credit.

F.    Landlord has informed Tenant that Landlord is not able to apply for or receive the LEED Credits or the Brownfield Credits (collectively, "Landlord Credits") if the Tenant receives the NJTC. To assist with Landlord’s application for and right to receive the Landlord Credits, Landlord has discussed with Tenant certain terms under which Tenant would withdraw the Tenant’s Application and forego any entitlement to the NJTC, and Tenant is willing to withdraw the Tenant’s Application on the terms and conditions set forth in this Second Amendment.

Now Therefore, based on the covenants and promises contained herein and other good and valuable consideration, and intending to be legally bound hereby the parties hereto agrees as follows:

1.Incorporation of Recitals; Defined Terms. The foregoing Recitals are hereby incorporated herein. All capitalized terms not otherwise defined herein shall have the same meaning as defined in the Lease.
2.    Projected Total NJTC.    Tenant currently estimates that it will receive an aggregate value from the NJTC of $2,405,078.00 (the "Projected Total NJTC") pursuant to the Tenant’s Application.

Subject to the terms of this Second Amendment, Tenant hereby agrees that it will notify the appropriate authorities in writing of its irrevocable decision to withdraw the Tenant’s Application (the "Formal Withdrawal") within ten (10) business days after receipt of formal notice from Landlord ("Landlord's Notice") which references this Section 2 of this Second Amendment and notifies Tenant that Landlord has applied for and received approval of its application(s)

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Exhibit 10.03

to receive the Landlord Credits ("Landlord’s Tax Credit Approval"). If Landlord’s Notice is not received by Tenant on or before June 1, 2014, Tenant shall have no further obligation to perform the Formal Withdrawal.

3.     Tenant’s Cooperation; No Guaranty of Results; Landlord Indemnification. Upon receipt of the Landlord’s Tax Credit Approval in accordance with Section 2 above, and at Landlord’s sole cost and expense, Tenant agrees to provide reasonable cooperation to Landlord to assist Landlord’s efforts to secure its eligibility to receive or make use of the Landlord Credits, including by taking action required by appropriate authorities to complete the Formal Withdrawal. However, Landlord acknowledges and agrees that Tenant makes no representations regarding and assumes no responsibility for Landlord’s ability to receive or make use of all or any portion of the Landlord Credits; and Landlord further acknowledges and agrees that the payments due from Landlord to Tenant described in this Second Amendment will not be in any way subject to or conditioned on Landlord’s ability to receive or make use of all or any portion of the Landlord Credit. Landlord agrees to fully indemnify and hold harmless Tenant and its affiliates for any costs or damages arising out of or related to the Landlord Credits.

4.Payments to Tenant. On the date that Tenant delivers the Formal Withdrawal pursuant to Section 2 above, Tenant will become irrevocably due the following amounts on the following dates (it being understood that such amounts represent the agreed-upon annual values of the Projected Total Credit as of the date of this Agreement):

Date	Amount
January 1, 2015	$534,462.00
January 1, 2016	$534,462.00
January 1, 2017	$400,846.00
January 1, 2018	$400,846.00
January 1, 2019	$267,231.00
January 1, 2020	$267,231.00

For purposes of administrative ease, the parties agree that each such payment will be credited to Tenant’s account as of January 1 of each applicable year, and used to offset or reduce Basic Monthly Rent owed by Tenant until such credit is depleted; provided that, if for any reason all or any portion of an annual payment amount has not been fully credited to Tenant by March 1 of any applicable year, then Tenant reserves the right to require Landlord to make direct payment of any remaining portion of the annual credit on five (5) business days written notice from Tenant. Landlord acknowledges and agrees that the payment obligations in this Section 4 (as may be adjusted pursuant to Section 5), will survive termination of the Lease except where such termination is based on the Tenant’s default under the Lease.

5.    Adjustment. In the event that, at any time after the Formal Withdrawal and prior to January 1, 2019, Tenant reasonably determines that the Projected Total Credit amount no longer adequately represents the total tax abatement that would have been received by Tenant but for the Formal Withdrawal, based on: (1) an increase in applicable tax rates, (2) an increase in applicable property assessments, (3) Tenant’s leasing of additional space in the Building (i.e., more than 137,778 square feet), and/or (4) other factors relevant to the determination or calculation of new jobs tax credits, then Tenant shall become entitled to such additional amount of NJTC upon providing Landlord with a formal notice of such determination, including the adjusted amounts and timing of payments, along with reasonable support therefor ("Adjustment Notice"). Landlord will have thirty (30) days from receipt of the Adjustment Notice in which to dispute the amount or timing so provided in the Adjustment Notice by initiating the dispute resolution mechanism set forth in Section 5(b)(4) of Exhibit B-3 of the Lease; otherwise, the Adjustment Notice will be deemed accepted by Landlord.

6.    Miscellaneous Provisions.

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Exhibit 10.03

(a)    This Second Amendment shall be binding upon and inure to the benefit of Landlord and Tenant and their successors and assigns.
(b)     Landlord and Tenant each represents and warrants to the other that the person(s) signing this Second Amendment on its behalf have the requisite authority and power to execute this Second Amendment and to thereby bind the party on whose behalf it is being signed.
(c)     If any inconsistency appears with respect to this Second Amendment and the Lease, as previously amended, the terms of this Second Amendment shall govern.

(d)     This Second Amendment may be executed in two or more counterpart copies, but all counterparts shall constitute one and the same legal document.

7.    Ratification of Lease. All of the terms and conditions of the Lease, as amended by this Second Amendment, are hereby ratified and remain in full force and effect.

[Signature Page Follows]

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Exhibit 10.03

IN WITNESS WHEREOF, the parties hereto have duly executed this Second Amendment as of the day and year first above written.

WITNESS/ATTEST:            LANDLORD:

F. P. ROCKVILLE II LIMITED PARTNERSHIP
_______________________         a Maryland limited partnership

By: FP RMP II GP, Inc., a Maryland corporation,
its General Partner

By: Foulger Investments, Inc., a Maryland corporation,                             its Sole Shareholder

By: /s/ Clayton Foulger (Seal)

Name: Clayton F. Foulger

Title: Vice President, Secretary/Treasurer

WITNESS/ATTEST:            TENANT:

CHOICE HOTELS INTERNATIONAL
SERVICES CORP.,
a Delaware corporation
_________________________

By: /s/ David White (Seal)

Name: David White

Title: SVP, CFO

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